Exhibit 5(a)

May 20, 2005

TXU Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Ladies and Gentlemen:

Referring to the registration statement on Form S-8 to be filed by TXU Corp. (Company) on or about the date hereof (Registration Statement) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 9,000,000 shares of common stock, without par value (Stock), and the attached rights to purchase Series A Preference Stock (Rights), to be offered from time to time by the Company in connection with the TXU Corp. 2005 Omnibus Incentive Plan (Plan), we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Texas.

2. When any shares of authorized but unissued Stock shall have been issued and delivered in accordance with the Plan, such shares of Stock will be legally issued, fully paid and non-assessable.

3. When issued in accordance with the provisions of the Company’s Rights Agreement dated as of February 19, 1999, the Rights will be legally issued and binding obligations of the Company.

We are members of the New York Bar and do not hold ourselves out as experts on the laws of the state of Texas. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Texas, upon an opinion of even date herewith addressed to you by David P. Poole, Senior Vice President and Associate General Counsel of the Company, which is being filed as an exhibit to the Registration Statement.

We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.

Very truly yours,

THELEN REID & PRIEST LLP